Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of September 28, 2019, Apple Inc. (“Apple” or the “Company”) had nine classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Stock, $0.00001 par value per share (“Common Stock”); (ii) 1.000% Notes due 2022; (iii) 1.375% Notes due 2024; (iv) 0.875% Notes due 2025; (v) 1.625% Notes due 2026; (vi) 2.000% Notes due 2027; (vii) 1.375% Notes due 2029; (viii) 3.050% Notes due 2029; and (ix) 3.600% Notes due 2042. Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on The Nasdaq Stock Market LLC.
DESCRIPTION OF COMMON STOCK
The following is a description of the rights of Common Stock and related provisions of the Company’s Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) and applicable California law. This description is qualified in its entirety by, and should be read in conjunction with, the Articles, Bylaws and applicable California law.

Authorized Capital Stock
The Company’s authorized capital stock consists of 12,600,000,000 shares of Common Stock.

Common Stock
Fully Paid and Nonassessable
All of the outstanding shares of the Company’s Common Stock are fully paid and nonassessable.

Voting Rights
The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by such holders. Holders of shares of Common Stock are not entitled to cumulative voting rights.

Dividends
The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s Board of Directors in its discretion from funds legally available therefor.

Right to Receive Liquidation Distributions
Upon liquidation, dissolution or winding-up, the holders of shares of Common Stock are entitled to receive pro rata all assets remaining available for distribution to holders of such shares.

No Preemptive or Similar Rights
Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares of Common Stock.

Anti-Takeover Provisions of the Articles, Bylaws and California Law
Provisions of the Articles and Bylaws may delay or discourage transactions involving an actual or potential change in control of the Company or change in its management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that its shareholders might otherwise deem to be in their best interests. Among other things, the Articles and Bylaws:

•
provide that, except for a vacancy caused by the removal of a director as provided in the Bylaws, a vacancy on the Company’s Board of Directors may be filled by a person selected by a majority of the remaining directors then in office, whether or not less than a quorum, or by a sole remaining director;

•
provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a shareholder’s notice;

•
provide that a shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of Common Stock representing an aggregate of at least 3% of the Company’s outstanding shares of Common Stock, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Company’s Board of Directors, provided that the shareholder(s) and nominee(s) satisfy the requirements in the Bylaws; and

•	do not provide for cumulative voting rights for the election of directors.

In addition, as a California corporation, the Company is subject to the provisions of Section 1203 of the California General Corporation Law, which requires it to provide a fairness opinion to its shareholders in connection with their consideration of any proposed “interested party” reorganization transaction.

Listing
The Company’s Common Stock is listed on The Nasdaq Stock Market LLC under the trading symbol “AAPL.”
DESCRIPTION OF DEBT SECURITIES
The following description of the Company’s 1.000% Notes due 2022 (the “2022 Notes”), 1.375% Notes due 2024 (the “2024 Notes”), 0.875% Notes due 2025 (the “2025 Notes”), 1.625% Notes due 2026 (the “2026 Notes”), 2.000% Notes due 2027 (the “2027 Notes”), 1.375% Notes due 2029 (the “1.375% 2029 Notes”), 3.050% Notes due 2029 (the “3.050% 2029 Notes”), and 3.600% Notes due 2042 (the “2042 Notes,” and together with the 2022 Notes, the 2024 Notes, the 2025 Notes, the 2026 Notes, the 2027 Notes, the 1.375% 2029 Notes and the 3.050% 2029 Notes, the “Notes”) is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the Indenture, dated as of April 29, 2013, between Apple Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). References in this section to the “Company,” “us,” “we” and “our” are solely to Apple Inc. (parent company only) and not to any of its subsidiaries, unless the context requires otherwise.

The Notes
The Notes were issued under the Indenture, which provides that debt securities may be issued under the Indenture from time to time in one or more series. The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York. The Indenture does not limit the amount of debt securities that we may issue under that Indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.

The 2022 Notes
We issued €1,400,000,000 aggregate principal amount of the 2022 Notes on November 10, 2014. The maturity date of the 2022 Notes is November 10, 2022, and interest at a rate of 1.000% per annum is paid annually on November 10 of each year, beginning on November 10, 2015, and on the maturity date. As of October 18, 2019, €1,400,000,000 aggregate principal amount of the 2022 Notes was outstanding.

The 2024 Notes
We issued €1,000,000,000 aggregate principal amount of 2024 Notes on September 17, 2015. The maturity date of the 2024 Notes is January 17, 2024, and interest at a rate of 1.375% per annum is paid annually on January 17 of each year, beginning on January 17, 2016, and on the maturity date. As of October 18, 2019, €1,000,000,000 aggregate principal amount of the 2024 Notes was outstanding.

The 2025 Notes
We issued €1,250,000,000 aggregate principal amount of the 2025 Notes on May 24, 2017. The maturity date of the 2025 Notes is May 24, 2025, and interest at a rate of 0.875% per annum is paid annually on May 24 of each year, beginning on May 24, 2018, and on the maturity date. As of October 18, 2019, €1,250,000,000 aggregate principal amount of the 2025 Notes was outstanding.

The 2026 Notes
We issued €1,400,000,000 aggregate principal amount of the 2026 Notes on November 10, 2014. The maturity date of the 2026 Notes is November 10, 2026, and interest at a rate of 1.625% per annum is paid annually on November 10 of each year, beginning on November 10, 2015, and on the maturity date. As of October 18, 2019, €1,400,000,000 aggregate principal amount of the 2026 Notes was outstanding.

The 2027 Notes
We issued €1,000,000,000 aggregate principal amount of the 2027 Notes on September 17, 2015. The maturity date of the 2027 Notes is September 17, 2027, and interest at a rate of 2.000% per annum is paid annually on September 17 of each year, beginning on September 17, 2016, and on the maturity date. As of October 18, 2019, €1,000,000,000 aggregate principal amount of the 2027 Notes was outstanding.

The 1.375% 2029 Notes
We issued €1,250,000,000 aggregate principal amount of 1.375% 2029 Notes on May 24, 2017. The maturity date of the 1.375% 2029 Notes is May 24, 2029, and interest at a rate of 1.375% per annum is paid annually on May 24 of each year, beginning on May 24, 2018, and on the maturity date. As of October 18, 2019, €1,250,000,000 aggregate principal amount of the 1.375% 2029 Notes was outstanding.

The 3.050% 2029 Notes
We issued £750,000,000 aggregate principal amount of the 3.050% 2029 Notes on July 31, 2015. The maturity date of the 3.05% 2029 Notes is July 31, 2029, and interest at a rate of 3.050% per annum is paid semi-annually on January 31 and July 31 of each year, beginning on January 31, 2016, and on the maturity date. As of October 18, 2019, £750,000,000 aggregate principal amount of the 3.050% 2029 Notes was outstanding.

The 2042 Notes
We issued £500,000,000 aggregate principal amount of the 2042 Notes on July 31, 2015. The maturity date of the 2042 Notes is July 31, 2042, and interest at a rate of 3.600% per annum is paid semi-annually on January 31 and July 31 of each year, beginning on January 31, 2016, and on the maturity date. As of October 18, 2019, £500,000,000 aggregate principal amount of the 2042 Notes was outstanding.

Ranking
The Notes are our senior unsecured indebtedness and rank equally with each other and with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding. However, the Notes are structurally subordinated to any indebtedness and preferred stock, if any, of our subsidiaries and are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Claims of the creditors of our subsidiaries generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes are effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries. The Indenture does not restrict the ability of our subsidiaries to incur indebtedness.
Payment on the Notes
All payments of principal of, the redemption price (if any), and interest and additional amounts (if any) on the 2022 Notes, 2024 Notes, 2025 Notes, 2026 Notes, 2027 Notes and 1.375% 2029 Notes are payable in euro, provided that, if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control, or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the 2022 Notes, 2024 Notes, 2025 Notes, 2026 Notes, 2027 Notes and 1.375% 2029 Notes will be made in U.S. dollars, until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the 2022 Notes, 2024 Notes, 2025 Notes, 2026 Notes, 2027 Notes and 1.375% 2029 Notes so made in U.S. dollars will not constitute an event of default under such Notes or the Indenture.

With respect to the 2022 Notes, 2024 Notes, 2025 Notes, 2026 Notes, 2027 Notes and 1.375% 2029 Notes, “Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

All payments of principal of, the redemption price (if any), and interest and additional amounts (if any) on the 3.050% 2029 Notes and 2042 Notes are payable in pounds sterling, or, if the United Kingdom adopts euro as its lawful currency, in euro. If pounds sterling or, in the event the Notes are redenominated into euro, euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or, in the event the notes are redenominated into euro, the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the 3.050% 2029 Notes and 2042 Notes will be made in U.S. dollars until the pound sterling or euro, as the case may be, is again available to the Company or so used. The amount payable on any date in pounds sterling or, in the event such Notes are redenominated into euro, euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/pounds sterling or, in the event the Notes are redenominated into euro, the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the 3.050% 2029 Notes and 2042 Notes so made in U.S. dollars will not constitute an event of default under such Notes or the Indenture.

With respect to the 3.050% 2029 Notes and 2042 Notes, “Business Day” means any day which is not a day on which banking institutions in The City of New York or London or the relevant place of payment are authorized or required by law, regulation or executive order to close.
Payment of Additional Amounts
All payments of principal and interest in respect of the Notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law.

In the event any withholding or deduction on payments in respect of the Notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by the United States or any taxing authority thereof or therein, we will pay such additional amounts on the Notes as will result in receipt by each beneficial owner of a Note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such beneficial owner had no such withholding or deduction been required. We will not be required, however, to make any payment of additional amounts for or on account of:

a.
any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those Notes or the receipt of payments in respect of those Notes) between that holder (or the beneficial owner for whose benefit such holder holds such Note), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a Note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

b.	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

c.
any tax, assessment or other governmental charge imposed on foreign personal holding company income or by reason of the beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

d.	any tax, assessment or other governmental charge which is payable otherwise than by withholding or deducting from payment of principal or premium, if any, or interest on such Notes;

e.
any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal or premium, if any, or interest on any Note if that payment can be made without withholding by any other paying agent;

f.
any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of Notes to comply with our request or a request of our agent to satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the Notes that such beneficial owner or holder is legally able to deliver (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, Forms W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty);

g.
any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of the Company or (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the beneficial owner’s status as described in clauses (1) through (3) of this paragraph (g);

h.
any withholding or deduction (and in the case of the 2022 Notes and the 2026 Notes, that is imposed on a payment to an individual) that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings, other than in the case of the 2025 Notes and the 1.375% 2029 Notes;

i.
any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

j.    any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i);

nor will we pay any additional amounts to any beneficial owner or holder of Notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those Notes.

As used in the preceding paragraph, “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, we become, or based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described above under the heading “Payments of Additional Amounts” with respect to a series of the Notes, then we may at our option redeem, in whole, but not in part, the Notes of such series on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Notes to the date fixed for redemption.

Optional Redemption
We may redeem the 2022 Notes, 2024 Notes, 2026 Notes, 2027 Notes, 3.050% 2029 Notes and 2042 Notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 5 basis points in the case of the 2022 Notes, plus 10 basis points in the case of the 2026 Notes, plus 15 basis points in the case of the 2024 Notes, the 3.050% 2029 Notes and the 2042 Notes and plus 20 basis points in the case of the 2027 Notes.

We may redeem the 2025 Notes and 1.375% 2029 Notes at our option, at any time in whole or from time to time in part, prior to the applicable Par Call Date at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest thereon assuming that the Notes matured on the applicable Par Call Date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points in the case of the 2025 Notes and 20 basis points in the case of the 2029 Notes.

“Par Call Date” means (i) with respect to the 2025 Notes, February 24, 2025 (three months prior to the maturity date of the 2025 Notes), and (ii) with respect to the 1.375% 2029 Notes, February 24, 2029 (three months prior to the maturity date of 1.375% 2029 Notes).

If the 2025 Notes or the 1.375% 2029 Notes are redeemed on or after the applicable Par Call Date, the redemption price for the Notes will equal 100% of the principal amount of the Notes being redeemed.

In each case upon redemption of the Notes, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Installments of interest on Notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the Notes and the Indenture.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation for the 2022 Notes, 2024 Notes, 2026 Notes and 2027 Notes, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the Notes being redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation for the 3.050% 2029 Notes and 2042 Notes, at the discretion of an independent investment bank selected by us, a United Kingdom government bond whose maturity is closest to the maturity of the Notes being redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation for the 2025 Notes and 1.375% 2029 Notes, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the applicable Par Call Date of the Notes being redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

Covenants
The Indenture sets forth limited covenants that apply to the Notes. However, these covenants do not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries;

•	limit our ability or that of our subsidiaries to issue, assume or guarantee debt secured by liens; or

•	restrict us from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock.

Consolidation, Merger and Sale of Assets
The Indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, or lease or convey all or substantially all of our properties and assets to another person; provided that the following conditions are satisfied:

•
we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a person (if such person is not a corporation, then the Successor will include a corporate co-issuer of the debt securities) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the Indenture and, for each security that by its terms provides for conversion, provide for the right to convert such security in accordance with its terms;

•	immediately after giving effect to such transaction, no default or event of default under the Indenture has occurred and is continuing; and

•
the trustee receives from us an officers’ certificate and an opinion of counsel that the transaction and such supplemental indenture, as the case may be, complies with the applicable provisions of the Indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the Indenture, the Successor will be substituted for us in the Indenture, with the same effect as if it had been an original party to the Indenture. As a result, the Successor may exercise our rights and powers under the Indenture, and we will be released from all our liabilities and obligations under the Indenture and under the debt securities.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default
Each of the following events are defined in the Indenture as an “event of default” (whatever the reason for such event of default and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series:

(1)	default in the payment of any installment of interest on any debt securities of such series for 30 days after becoming due;

(2)
default in the payment of principal of or premium, if any, on any debt securities of such series when it becomes due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3)
default in the performance, or breach, of any covenant or agreement of ours in the Indenture with respect to the debt securities of such series (other than a covenant or agreement, a default in the performance of which or a breach of which is elsewhere in the Indenture specifically dealt with or that has expressly been included in the Indenture solely for the benefit of a series of debt securities other than such series), which continues for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

(4)	we, pursuant to or within the meaning of the Bankruptcy Law:

•	commence a voluntary case or proceeding;

•	consent to the entry of an order for relief against us in an involuntary case or proceeding;

•	consent to the appointment of a custodian of us or for all or substantially all of our property;

•	make a general assignment for the benefit of our creditors;

•	file a petition in bankruptcy or answer or consent seeking reorganization or relief;

•	consent to the filing of such petition or the appointment of or taking possession by a custodian; or

•	take any comparable action under any foreign laws relating to insolvency;

(5)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;

•	appoints a custodian of us or for all or substantially all of our property; or

•	orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws);

and the order or decree remains unstayed and in effect for 90 days; or

(6)	any other event of default provided with respect to debt securities of such series occurs.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors. “Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

If an event of default with respect to debt securities of any series (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series by notice to us and the trustee, may, and the trustee at the request of these holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of such series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the debt securities of such series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the debt securities of such series, other than the non-payment of the principal or interest which have become due solely by such acceleration, have been cured or waived, as provided in the Indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the Indenture.

We are required to furnish the trustee annually within 120 days after the end of our fiscal year a statement by one of our officers to the effect that, to the best knowledge of such officer, we are not in default in the fulfillment of any of our obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1)	an event of default has occurred and is continuing and such holder has given the trustee prior written notice of such continuing event of default with respect to the debt securities of such series;

(2)
the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of such series have requested the trustee to institute proceedings in respect of such event of default;

(3)	the trustee has been offered indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with such request;

(4)	the trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

(5)	no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The Indenture provides that if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Modification and Waivers
Modification and amendments of the Indenture and the Notes may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding series of Notes affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note of that series affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any Note;

•
reduce the principal amount of any Note or reduce the amount of the principal of any Note which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any Note;

•	reduce any premium payable on the redemption of any Note or change the date on which any Note may or must be redeemed;

•	change the coin or currency in which the principal of, premium, if any, or interest on any Note is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any Note (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of Notes in the Indenture or the Note;

•
modify any of the provisions in the Indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of Notes except to increase any percentage vote required or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Notes affected thereby;

•
make any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless such decrease or increase is permitted by the terms of the debt securities; or

•	modify any of the above provisions.

We and the trustee may, without the consent of any holders, modify or amend the terms of the Indenture and any series of Notes with respect to the following:

•	to add to our covenants for the benefit of holders of all or any series of the Notes or to surrender any right or power conferred upon us;

•
to evidence the succession of another person to, and the assumption by the successor of our covenants, agreements and obligations under, the Indenture pursuant to the covenant described above under the caption “Covenants—Consolidation, Merger and Sale of Assets”;

•	to add any additional events of default for the benefit of holders of all or any series of the Notes;

•	to add one or more guarantees for the benefit of holders of the Notes;

•	to secure the Notes pursuant to the covenants of the Indenture;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of additional debt securities of any series;

•	to establish the form or terms of the debt securities of any series as permitted by the Indenture;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes;

•
to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (a)(1) outstanding;

•	to cure any ambiguity, omission, defect or inconsistency;

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•
to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Notes pursuant to the Indenture; provided that any such action shall not adversely affect the interests of the holders of Notes of such series or any other series of debt securities in any material respect;

•	to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Notes may be listed or traded; and

•
to add to, change or eliminate any of the provisions of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, as amended, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect.

The holders of at least a majority in aggregate principal amount of the outstanding Notes of any series may, on behalf of the holders of all Notes of that series, waive compliance by us with certain restrictive provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Notes of a series may, on behalf of the holders of all Notes of that series, waive any past default and its consequences under the Indenture with respect to the Notes of that series, except a default (1) in the payment of principal or premium, if any, or interest on Notes of that series or (2) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Note of that series. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the Indenture; however, no such waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Discharge, Defeasance and Covenant Defeasance
We may discharge certain obligations to holders of the Notes of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including, but not limited to, the principal and premium, if any, and interest to the date of such deposit (if due and payable) or to the maturity thereof or the redemption date of the Notes of that series, as the case may be. We may direct the trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The Indenture provides that we may elect either (1) to defease and be discharged from any and all obligations with respect to the Notes of a series (except for, among other things, obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency with respect to the Notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the Indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the Notes of a series and clauses (3) and (6) under the caption “Events of Default” above will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations (as such term is modified below), or both, applicable to the Notes of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the Notes on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the Notes of any series, the amount in U.S. dollars, or U.S. government obligations (as such term is modified below), or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the Notes of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the Notes of that series at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

With respect to the 2022 Notes, 2024 Notes, 2025 Notes, 2026 Notes, 2027 Notes and 1.375% 2029 Notes, the term “U.S. government obligations” shall instead mean (x) any security that is (i) a direct obligation of the German government or (ii) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the German government the payment of which is fully and unconditionally guaranteed by the German government or the central bank of the German government, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof.

With respect to the 3.050% 2029 Notes and 2042 Notes, the term “U.S. government obligations” shall instead mean (x) any security that is (i) a direct obligation of the United Kingdom government or (ii) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United Kingdom government the payment of which is fully and unconditionally guaranteed by the United Kingdom government or the central bank of the United Kingdom government, which, in either case (x)(i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (x)(i) or (x)(ii) above or in any specific principal or interest payments due in respect thereof.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the Notes of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Book-Entry and Settlement
The Notes were issued in book-entry form and are represented by global notes deposited with, or on behalf of, a common depositary on behalf of Euroclear and Clearstream, and are registered in the name of the common depositary or its nominee. Except as described herein, certificated notes will not be issued in exchange for beneficial interests in the global notes.

Certificated Notes
Subject to certain conditions, the Notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor, in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof in the case of the 2022 Notes, 2024 Notes, 2025 Notes, 2026 Notes, 2027 Notes and 1.375% 2029 Notes, and in minimum denominations of £100,000 principal amount and integral multiples of £1,000 in excess thereof in the case of the 3.050% 2029 Notes and 2042 Notes, if:

1.
the common depositary notifies us that it is unwilling or unable to continue as depositary or if the common depositary ceases to be eligible under the Indenture and we do not appoint a successor depository within 90 days;

2.	we determine that the Notes will no longer be represented by global securities and execute and deliver to the trustee an order to that effect; or

3.	an event of default with respect to the Notes will have occurred and be continuing.

Any Note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary or its nominee.

The Trustee for the Notes
The Bank of New York Mellon Trust Company, N.A. is the trustee under the Indenture. We have commercial deposits and custodial arrangements with The Bank of New York Mellon Trust Company, N.A. and its affiliates (“BNYM”). We may enter into similar or other banking relationships with BNYM in the future in the normal course of business. In addition, BNYM acts as trustee and as paying agent with respect to other debt securities issued by us, and may do so for future issuances of debt securities by us as well.